Exhibit 4.5.60

BNS AUTOMOBILE FUNDING B.V.

as Chargor

in favour of

BNP PARIBAS

as Security Agent
for and on behalf of
the Secured Parties named herein

DEED OF CHARGE

relating to a
Senior Bridge Facilities Agreement
dated
21 December 2005

21 December 2005

THIS DEED OF CHARGE is made on 21 December 2005

BY

(1)           BNS AUTOMOBILE FUNDING B.V., a private company incorporated in The Netherlands with limited liability and registered with company number 34238138 (the “Chargor”);

in favour of

(2)         BNP PARIBAS, as security agent and security trustee for itself and on behalf of the Secured Parties (as defined below) on the terms and conditions set out in the Intercreditor Deed (as defined below) (the “Security Agent”, which expression shall include any person for the time being appointed as Security Agent or as a Supplemental Security Agent for the purpose of, and in accordance with, the Intercreditor Deed).

WHEREAS:

(1)         Pursuant to a senior bridge facilities agreement dated 21 December 2005 and made between Hertz International, Ltd, the Arrangers, BNP Paribas, The Royal Bank of Scotland plc and Calyon S.A. as Joint Bookrunners, BNP Paribas, Calyon S.A., The Royal Bank of Scotland plc, BNP Paribas (Canada) and Indosuez Finance (UK) Limited as Banks, BNP Paribas as Global Coordinator and as Facility Agent, the Security Agent, the Chargor as a Borrower and a Guarantor, the other Original Borrowers and the other Original Guarantors named therein (in each case as such terms are defined therein) (the “Facility Agreement”) the Banks have made available to the certain members of the Hertz group of companies, subject to the terms set out therein, certain loan facilities.

(2)         It is a condition precedent to the making of Advances under the Facility Agreement that the Chargor grants certain security interests in favour of the Security Agent for the due and punctual performance of its obligations arising from time to time under the Finance Documents.  The Chargor has agreed to grant such security interests on and subject to the terms of this Deed.

(3)         This Deed is subject to the terms of the Intercreditor Deed.

NOW THIS DEED WITNESSETH as follows:

1.          DEFINITIONS AND INTERPRETATION

1.1        Definitions

Terms defined in the Facility Agreement and the Intercreditor Deed shall, unless otherwise defined in this Deed, have the same meaning when used in this Deed (including the recitals hereto) and in addition:

“Charged Property” means all of the assets and undertaking of the Chargor which from time to time are the subject of the security created or expressed to be created in favour of the Security Agent by or pursuant to this Deed;

“Collateral Rights” means all rights, powers and remedies of the Security Agent provided by or pursuant to this Deed or by law;

“Enforcement Event” means the occurrence of an Event of Default which is continuing and has not been waived under the Facility Agreement and which has resulted in the Facility Agent serving a notice under Clause 23.16(a) (Acceleration and Cancellation) of the Facility Agreement;

“Notice of Assignment” means a notice of assignment in, or substantially in, the form set out in Schedule 1 (Notice of Assignment) or in such other form as may from time to time be specified by the Security Agent;

“Receiver” means any person which is appointed as a receiver, receiver and manager or (in so far as it is permitted by law) an administrative receiver of the whole or any part of the Charged Property pursuant to Clause 10.1 (Appointment and Removal);

“Related Rights” means, in relation to any asset:

(a)             the proceeds of sale of any part of that asset;

(b)            all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(c)             all rights, benefits, claims, contracts, warranties, remedies, security, indemnities or covenants for title in respect of that asset; and

(d)            any moneys and proceeds paid or payable in respect of that asset;

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Chargor to the Finance Parties (or any of them) under the Finance Documents (or any of them);

“Secured Parties” means the Security Agent and each other Finance Party from time to time; and

“Specified Contracts” means each of:

(a)             the intra-group loan agreement dated 21 December 2005 and made between the Chargor, as lender and Hertz de España, S.A. as borrower;

(b)            the intra-group loan agreement dated 21 December 2005 and made between the Chargor, as lender and Hertz Alquiler de Maquinaria, S.L, as borrower; and

(c)             the intra-group loan agreement dated 21 December 2005 and made between the Chargor, as lender, and Stuurgroep Holland B.V., as borrower,

in each case as the same may be amended from time to time, and each, a “Specified Contract”.

1.2        Interpretation

In this Deed:

1.2.1         the rules of interpretation contained in Clauses 1.2 (Interpretation) to 1.10 (Calculations) (inclusive) of the Facility Agreement shall apply to the construction of this Deed;

1.2.2         any reference to the “Security Agent”, the “Chargor”, the “Facility Agent” or the “Secured Parties” shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees in accordance with their respective interests;

1.2.3         a “successor” of any party shall be construed so as to include an assignee or successor in title of such party and any person who under the laws of the jurisdiction of incorporation or domicile of such party has assumed the rights and obligations of such party under this Deed or to which, under such laws, such rights and obligations have been transferred; and

1.2.4         references in this Deed to any Clause or Schedule shall be to a clause or schedule contained in this Deed.

1.3        Third Party Rights

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

2.          ASSIGNMENT

The Chargor hereby assigns with full title guarantee to the Security Agent as trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities all of the Chargor’s right, title, interest and benefits from time to time in and to each of the Specified Contracts and any Related Rights in respect thereof, together with all rights to receive payments of any amounts that may become payable under such Specified Contracts or any related rights or entitlements, and all payments received by the Chargor thereunder, including without limitation, all rights to serve notices and/or make demands thereunder and/or to take such steps as are required to cause amounts to become due and payable thereunder and all rights of action in respect of any breach thereof and all rights to receive damages.

3.          PERFECTION OF SECURITY

The Chargor shall deliver to the Security Agent (or procure delivery of) a Notice of Assignment duly executed by, or on behalf of, the Chargor in respect of each Specified Contract, on the date of this Deed, and shall use its reasonable endeavours to procure that each notice is acknowledged by the obligor or debtor specified therein.

4.          FURTHER ASSURANCE

4.1        Further Assurance: General

The Chargor shall promptly do all such acts or execute all such documents (including  assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require) in favour of the Security Agent or its nominee(s):

4.1.1         to perfect the security created or intended to be created in respect of the Charged Property (which may include the execution by the Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, Charged Property) or for the exercise of the Collateral Rights;

4.1.2         to confer on the Security Agent security over any property and assets of the Chargor located in any jurisdiction outside England and Wales equivalent or similar to the security interests intended to be conferred by or pursuant to this Deed; and/or

4.1.3         to facilitate the realisation of the Charged Property.

4.2        Necessary Action

The Chargor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Security Agent by or pursuant to this Deed.

4.3        Implied Covenants for Title

The obligations of the Chargor under this Deed shall be in addition to the covenants for title deemed to be included in this Deed by virtue of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994.

5.          NEGATIVE PLEDGE AND DISPOSALS

5.1        Negative Pledge

The Chargor undertakes that it shall not, and it shall procure that none of its subsidiaries shall, at any time during the subsistence of this Deed, create or permit to subsist any Encumbrance over all or any part of the Charged Property other than a Permitted Encumbrance.

5.2        No Disposal of Interests

The Chargor undertakes that it shall not, and it shall procure that none of its subsidiaries shall, at any time during the subsistence of this Deed, sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of its revenues or assets save for Permitted Disposals.

6.          UNDERTAKINGS

6.1        Amendments to Specified Contracts

Subject to the following provisions of this Clause 6 (Undertakings), the Chargor shall not request or agree to any amendment, modification, supplement or variation (howsoever described) to any  Specified Contract without the Security Agent’s prior written consent if the proposed amendment, modification, supplement or variation would reasonably be expected to prejudice the Security created pursuant to this Deed.

6.2        Notification of Amendments

The Chargor shall, within five (5) Business Days of any amendment, modification, supplement or variation to any agreement agreed to by it in accordance with the terms of Clause 6.1 (Amendments to Specified Contracts), notify the Security Agent in writing of such amendment, modification, supplement or variation and shall promptly provide the Security Agent with a copy (certified as a true, accurate and complete copy by a director or other duly authorised officer of the Chargor) of each agreement or instrument effecting such amendment, modification, supplement or variation (each such agreement or instrument, a “Relevant Amendment Agreement”).

6.3        Novations

In the event that the Security Agent, in its sole discretion, determines that any such Relevant Amendment Agreement constitutes a novation of the prior agreement to which it relates, the Chargor shall promptly at its own cost and expense do all such acts or execute all such documents (including  assignments, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security

Agent or its nominee(s)) to confer on the Security Agent security over such Relevant Amendment Agreement, and all of the Chargor’s rights, title, interests and benefits thereunder, equivalent or similar to the security interests intended to be conferred by or pursuant to this Deed in relation to the relevant agreement prior to such amendment or variation.

7.          REPRESENTATIONS

The Chargor hereby represents and warrants to the Security Agent for its own benefit and as trustee for the benefit of the Secured Parties that it is the absolute legal and beneficial owner of all the Charged Property.  The Chargor acknowledges and agrees that the Security Agent and the Secured Parties have relied upon such representation.

8.          ENFORCEMENT OF SECURITY

8.1        Enforcement

At any time after the occurrence of an Enforcement Event, or if the Chargor requests the Security Agent in writing to exercise any of its powers under this Deed, the security created by or pursuant to this Deed is immediately enforceable and the Security Agent may, without notice to the Chargor or prior authorisation from any court, in its absolute discretion:

8.1.1         enforce all or any part of that security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold or dispose of all or any part of the Charged Property; and

8.1.2         whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Deed) on mortgagees and by this Deed on any Receiver or otherwise conferred by law on mortgagees or Receivers.

8.2        No Liability as Mortgagee in Possession

Neither the Security Agent nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Property or be liable for any loss upon realisation or for any neglect, default or omission in connection with the Charged Property to which a mortgagee in possession might otherwise be liable.

9.          EXTENSION AND VARIATION OF THE LAW OF PROPERTY ACT 1925

9.1        Extension of Powers

The power of sale or other disposal conferred on the Security Agent and on any Receiver by this Deed shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Liabilities shall be deemed due and payable for that purpose) on execution of this Deed.

9.2        Restrictions

The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Deed or to the exercise by the Security Agent of its right to consolidate all or any of the security created by or pursuant to this Deed with any other security in existence at any time or to its power of sale, which powers may be exercised by the Security Agent without notice to the Chargor on or at any time after the occurrence of an Enforcement Event.

9.3        Power of Leasing

The statutory powers of leasing may be exercised by the Security Agent at any time on or after the occurrence of an Enforcement Event and the Security Agent and any Receiver may make any lease or agreement for lease, accept surrenders of leases and grant options on such terms as it shall think fit, without the need to comply with any restrictions imposed by Sections 99 and 100 of the Law of Property Act 1925.

10.        APPOINTMENT OF RECEIVER OR ADMINISTRATOR

10.1      Appointment and Removal

After the occurrence of an Enforcement Event, or upon the written request of the Chargor, the Security Agent may by deed or otherwise (acting through an authorised officer of the Security Agent), without prior notice to the Chargor:

10.1.1       appoint one or more persons to be a Receiver of the whole or any part of the Charged Property;

10.1.2       remove (so far as it is lawfully able) any Receiver so appointed;

10.1.3       appoint another person(s) as an additional or replacement Receiver(s); and

10.1.4       appoint one or more persons to be an administrator of the Chargor.

10.2      Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 10.1 (Appointment and Removal) shall be:

10.2.1       entitled to act individually or together with any other person appointed or substituted as Receiver;

10.2.2       for all purposes shall be deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Security Agent; and

10.2.3       entitled to remuneration for his services at a rate to be fixed by the Security Agent (acting reasonably) from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).

10.3      Statutory Powers of Appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Security Agent under the Law of Property Act 1925 (as extended by this Deed) or otherwise and such powers shall remain exercisable from time to time by the Security Agent in respect of any part of the Charged Property.

11.        POWERS OF RECEIVER

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Property (and any assets of the Chargor which, when got in, would be Charged Property) in respect of which he was appointed, and as varied and extended by the provisions of this Deed (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):

11.1.1       all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

11.1.2       all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

11.1.3       all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do; and

11.1.4       the power to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which seem to the Receiver to be incidental or conducive to (a) any of the functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of the Collateral Rights (including realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of the Chargor forming part of, or which when got in would be, Charged Property.

12.        APPLICATION OF MONEYS

All moneys received or recovered by the Security Agent or any Receiver pursuant to this Deed or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied by the Security Agent (notwithstanding any purported appropriation by the Chargor) in accordance with Clause 10 (Application of Recoveries) of the Intercreditor Deed.

13.        PROTECTION OF PURCHASERS

13.1      Consideration

The receipt of the Security Agent or any Receiver shall be conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Property or making any acquisition, the Security Agent or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

13.2      Protection of Purchasers

No purchaser or other person dealing with the Security Agent or any Receiver shall be bound to inquire whether the right of the Security Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Security Agent or such Receiver in such dealings.

14.        POWER OF ATTORNEY

14.1      Appointment and Powers

The Chargor by way of security irrevocably appoints the Security Agent and any Receiver severally to be its attorney (with full power to appoint substitutes and to delegate) and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable following the occurrence of an Enforcement Event for:

14.1.1       carrying out any obligation imposed on the Chargor by this Deed (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Property); and

14.1.2       enabling the Security Agent and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Deed or by law (including the exercise of any right of a legal or beneficial owner of the Charged Property).

14.2      Ratification

The Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers under its appointment pursuant to this Clause 14.

15.        EFFECTIVENESS OF SECURITY

15.1      Continuing Security

The security created by or pursuant to this Deed shall remain in full force and effect as a continuing security for the Secured Obligations unless and until it is released by the Security Agent in accordance with Clause 16 (Release of Security).

15.2      Chargor’s Obligations

The obligations of the Chargor and the Collateral Rights shall not be discharged,  impaired or otherwise affected by:

15.2.1       the winding-up, dissolution, administration or re-organisation of the Chargor or any other person or any change in its status, function, control or ownership;

15.2.2       any of the obligations of the Chargor or any other person under the Finance Documents being or becoming illegal, invalid, unenforceable or ineffective in any respect;

15.2.3       time or other indulgence being granted or agreed to be granted to the Chargor or any other Obligor in respect of its obligations under the Finance Documents;

15.2.4       any amendment to, or any variation, waiver or release of, any obligation of the Chargor or any other Obligor under the Finance Documents;

15.2.5       any failure to take, or fully to take, any security contemplated hereby or otherwise agreed to be taken in respect of the obligations of the Chargor or any other Obligor under the Finance Documents;

15.2.6       any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any Security taken in respect of the obligations of the Chargor or any other Obligor under the Finance Documents; or

15.2.7       any other act, event or omission which, but for this Clause 15.2, might operate to discharge, impair or otherwise affect any of the obligations of the Chargor herein contained or any of the rights, powers or remedies conferred upon any of the Finance Parties by the Finance Documents or by law.

15.3      Cumulative Rights

The security created by or pursuant to this Deed and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Security Agent or any other Secured Party may at any time hold for the Secured Liabilities or any other obligations or any rights, powers and remedies provided by law.  No prior security held by the Security Agent (whether in its capacity as Security Agent or otherwise) or any of the other Secured Parties over the whole or any part of the Charged Property shall merge into the security constituted by this Deed.

15.4      No Liability

None of the Security Agent, its nominee(s) or any Receiver shall be liable by reason of (a) taking any action permitted by this Deed or (b) any neglect or default in connection with the Charged Property or (c) taking possession of or realising all or any part of the Charged Property, except in the case of gross negligence or wilful default upon its part.

15.5      Partial Invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Deed is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

16.        RELEASE OF SECURITY

16.1      Redemption of Security

Upon:

16.1.1       the Secured Liabilities being discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make Advances or provide other financial accommodation to the Chargor or any other person under any of the Finance Documents; or

16.1.2        the Chargor ceasing to be both a Borrower and a Guarantor, subject to, and in accordance with, the Facility Agreement,

the Security Agent shall, at the request and cost of the Parent, release and cancel the security constituted by this Deed and procure the reassignment to the Chargor of the property and assets assigned to the Security Agent pursuant to this Deed, and in each case the Chargor shall have no recourse to, nor shall any representation or warranty in relation thereto be given by, the Security Agent or any of its nominees.

16.2      Partial Releases

In connection with:

16.2.1       any Permitted Disposal of any Charged Property;

16.2.2       any sale or other disposition of any Charged Property otherwise permitted by the Finance Documents;

16.2.3       any sale or other disposition of any Charged Property where the Facility Agent or the Security Agent has consented to the disposal pursuant to the Finance Documents;

16.2.4       any sale or any other disposition of any property pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback permitted by the Facility Agreement (to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback take place); or

16.2.5       the creation of any Encumbrance permitted by paragraph (x) of the definition of Permitted Encumbrances,

the Security Agent shall, at the request and cost of the Parent, release and cancel the security constituted by this Deed and procure the reassignment to the Chargor of the property and assets assigned to the Security Agent pursuant to this Deed, and in each case the Chargor shall have no recourse to, nor shall any representation or warranty in relation thereto be given by, the Security Agent or any of its nominees; provided that, to the extent that the disposal of such property is a Permitted Disposal or a sale or disposition otherwise permitted by the Finance Documents, the property shall be declared to be automatically released from the Security with effect from the day of such disposal and the Security Agent shall do all such acts which are reasonably requested by the Parent in order to release such property.

16.3      Avoidance of Payments

If the Security Agent, acting reasonably, considers that any amount paid or credited to it is reasonably likely to be avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Chargor under this Deed and the security constituted hereby shall continue and such amount shall not be considered to have been irrevocably paid.

17.        SET-OFF

The Chargor authorises the Security Agent (but the Security Agent shall not be obliged to exercise such right), after the occurrence of an Enforcement Event to set off against the Secured Liabilities any amount or other obligation (contingent or otherwise) owing by the Security Agent to the Chargor and apply any credit balance to which the Chargor is entitled on any account with the Security Agent in accordance with Clause 12 (Application of Monies) (notwithstanding any specified maturity of any deposit standing to the credit of any such account).

18.        SUBSEQUENT ENCUMBRANCES

If the Security Agent (acting in its capacity as Security Agent or otherwise) or any of the other Secured Parties at any time receives or is deemed to have received notice of any subsequent Encumbrance affecting all or any part of the Charged Property or any assignment or transfer of the Charged Property which is prohibited by the terms of this Deed or the Facility Agreement, all payments thereafter by or on behalf of the Chargor to the Security Agent (whether in its capacity as Security Agent or otherwise) or any of the other Secured Parties shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Liabilities as at the time when the Security Agent received such notice.

19.        ASSIGNMENT

The Security Agent may assign and transfer all or any of its rights and obligations under this Deed in accordance with the terms of the Intercreditor Deed.

20.        NOTICES

Each communication to be made under or in connection with this Deed shall be made in accordance with the provisions of Clause 42 (Notices) of the Facility Agreement.

21.        DISCRETION AND DELEGATION

21.1      Discretion

Any liberty or power which may be exercised or any determination which may be made under this Deed by the Security Agent or any Receiver may, subject to the terms and conditions of the Intercreditor Deed, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

21.2      Delegation

Each of the Security Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Deed (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise any subsequent delegation or any revocation of such power, authority or discretion by the Security Agent or the Receiver itself.

22.        PERPETUITY PERIOD

The perpetuity period under the rule against perpetuities, if applicable to this Deed, shall be the period of eighty years from the date of the Intercreditor Deed.

23.        COUNTERPARTS

This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

24.        GOVERNING LAW AND JURISDICTION

This Deed shall be governed by, and construed in accordance with, English law.  The provisions of Clause 47 (Jurisdiction) of the Facility Agreement shall apply to this Deed, mutatis mutandis, as if set out in full herein.

IN WITNESS WHEREOF this Deed has been signed on behalf of the Security Agent and executed as a deed by the Chargor and is delivered by the Chargor on the date specified above.

Execution Page

BNS AUTOMOBILE FUNDING B.V.
Deed of Charge
dated
21 December 2005

The Chargor

EXECUTED as a DEED
by BNS AUTOMOBILE FUNDING B.V.
acting by its authorised signatory:

By:	/s/ Michel Taride
Authorised Signatory

The Security Agent
EXECUTED as a DEED
by BNP PARIBAS
acting by its authorised signatory:

By:	/s/ Authorised Signatory
Authorised Signatory